NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

New York Stock Exchange LLC (the ?Exchange?
or the ?NYSE?) hereby notifies the SEC of its intention to remove the entire class of Common
Stock (the ?Security?) of Champion Enterprises,
Inc. (the ?Company?) from listing and
registration on the Exchange at the opening of business on December 14, 2009, pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the Security is no longer suitable for continued listing and trading on the Exchange. The Exchange?s action is being taken in view of the Company?s November 15, 2009 announcement that it and its domestic operating subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S.
Bankruptcy Code in the U.S Bankruptcy Court for the District of Delaware in Wilmington. The
Company disclosed that it anticipates this restructuring will be accomplished through a court-supervised sale of its operations.

1.  The Exchange?s Listed Company Manual
(the ?LCM?), subsection 802.01D (Bankruptcy and/or
Liquidation), states that the Exchange would normally give consideration to suspending or removing from the list a security of a company when an ?intent to file under any of the sections of the bankruptcy law has been announced or a filing has been made or liquidation has been authorized and the company is committed to proceed.?

2. The Exchange, on November 16, 2009, determined that the Security of the Company should be suspended immediately from trading, and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the Exchange. The Company was notified by letter on November 16, 2009.

3. Pursuant to the above authorization, a press release was issued on November 16, 2009, and an announcement was made on the 'ticker' of the Exchange immediately and at the close of the trading session on November 16, 2009, of the suspension of trading in the Security. Similar information was included on the Exchange's website.

4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist its Securities, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination. On
November 20, 2009, the Company stated in its Form 8-K that it does not intend to contest the suspension or delisting.